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                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE


[HARVEST LOGO]


                            HARVEST NATURAL RESOURCES
                         RESTARTS VENEZUELAN PRODUCTION


         HOUSTON, TX - (February 14, 2003) - Harvest Natural Resources, Inc. (NYSE:HNR) today reported that it has restarted production and sales of crude oil in Venezuela. Current field production to the Uracoa Plant storage tanks is about 8,000 barrels of oil per day. In addition, about 26,000 barrels of oil per day of sales are being pumped from storage to the PDVSA export system. The production levels are in line with the Company's start-up plan to gradually and efficiently bring on wells and facilities as the storage is drawn down and sold.

         Harvest President and Chief Executive Officer, Dr. Peter J. Hill, said, "We are relieved that the disruption in Venezuela appears to have subsided and that we have been able to begin producing and selling oil again. Unfortunately, we have lost about 6 weeks of production for 2003. It is certainly our hope that we can now bring our fields back to full production on a sustainable basis. We do not believe our production start-up costs will be significant. During the interruption we performed a number of maintenance projects to increase the efficiency of our operations. We also continued our work on the natural gas project and still plan to deliver first gas in the fourth quarter of 2003."

         Hill continued, "Our cash position is still very strong. We had $83 million available on February 12, 2003, giving us flexibility to ride out the situation in Venezuela. Now that production has started again, we are in compliance with our project financing loan covenants and no longer require a waiver."

         Harvest also reported that it has received a letter from PDVSA stating that payments for crude oil taken in the fourth quarter of 2002 will be delayed approximately two weeks, until mid- March. PDVSA says the delay is due to the current situation in PDVSA. Harvest understands that similar letters have been sent to all producers in Eastern Venezuela.

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         Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas exploration and development company with principal operations in Venezuela and Russia. For more information visit the Company's website at www.harvestnr.com.


CONTACT:

Steven W. Tholen

Senior Vice President, Chief Financial Officer

(281) 578-8020

Ken Dennard / kdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E

(713) 529-6600

"This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest's expectations as a result of factors discussed in Harvest's 2001 Annual Report on form 10-K and subsequent reports."
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